Exhibit 21.1
Intel Corporation
Subsidiaries1

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Intel International, Inc.	California, U.S.
Intel Capital Corporation	Delaware, U.S.
Intel Overseas Funding Corporation	Delaware, U.S.
Mission College Investments Ltd.	Cayman Islands
Intel Americas, Inc.	California, U.S.
Intel Ireland Holdings (U.S.) LLC	Delaware, U.S.
Intel Technology (US), LP	California, U.S.
Intel Ignite IV 1 LLC	Delaware, U.S.
Componentes Intel de Costa Rica, S.R.L.	Costa Rica
Grange Newco LLC	Cayman Islands
Intel Benelux B.V.	Netherlands
Intel Holdings B.V.	Netherlands
Intel Finance B.V.	Netherlands
Intel Corporation (UK) Limited	United Kingdom
Intel Technologies, Inc.	Delaware, U.S.
Intel Ireland Limited	Cayman Islands
Intel Electronics Ltd.	Israel
Mobileye Global Inc.	Delaware, U.S.
Hampton Acquisition Ltd	Israel
Intel Israel (74) Limited	Israel
Intel Semi Conductors Ltd.	Israel
Intel Kabushiki Kaisha	Japan
Intel Semiconductor (Dalian) Ltd.	China
Intel Technology Sdn. Berhad	Malaysia
Intel Semiconductor (US) LLC	Delaware, U.S.
Intel Asia Holding Limited	Hong Kong
Intel Products Vietnam Co., Ltd.	Vietnam
Intel China Ltd.	China
Intel Products (Chengdu) Ltd.	China
Arizona Fab LLC	Delaware, U.S.
Arizona Fab Holdco Inc.	Delaware, U.S.
Intel China Finance I (HK) Limited	China

1    As of December 27, 2025 Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other Intel Corporation subsidiaries are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of December 27, 2025.